Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 19,034,973.87		$ 2,628.73
	Total Transaction Valuation:	$ 19,034,973.87
	Total Fees Due for Filing:			$ 2,628.73
	Total Fees Previously Paid:			$ 2,628.73
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	The transaction value is calculated as the estimated aggregate maximum purchase price for shares of common stock. The fee of $2,628.73 was paid in connection with the filing of the Schedule TO-I by Crescent Private Credit Income Corp. (File No. 005-94434) on November 26, 2025 (the "Schedule TO"). This is the final amendment to the Schedule TO and is being filed to report the results of the offer. The amount of filing fee is calculated at $138.10 per $1,000,000.00 of the transaction value in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2026 dated Aug. 25, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A